SUB-ITEM 77Q (1) (e)


AMENDMENT #2 TO EXHIBIT F
TO THE
INVESTMENT ADVISORY CONTRACT

FEDERATED MUNICIPAL ULTRASHORT
FUND

	This Amendment #2 to Exhibit F to the
Investment Advisory Contract between Federated
Investment Management Company and Federated
Fixed Income Securities, Inc., approved at a board meeting on May 12, 2016, shall become effective as of June 8, 2016.

	For all services rendered by Adviser
hereunder, the above-named Fund of the
Corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.35 of 1% of the average daily net assets of the Fund.

	The portion of the fee based upon the
average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.35 of 1% applied to the daily net assets of the Fund.

	The right of the Adviser as set forth in Paragraph 6 of this Contract to assume expenses of one or more of the Funds shall also apply as to any classes of the above-named Fund.

	The advisory fee so accrued shall be paid to Adviser daily.

	Witness the due execution hereof this 1st day of June, 2016.


FEDERATE
D FIXED
INCOME
SECURITIE
S, INC.


By:
/s/J.Christophe
r Donahue
Name:  J.
Christopher
Donahue
Title:
President


FEDERATE
D
INVESTME
NT
MANAGEM
ENT
COMPANY


By:  /s/John B.
Fisher
Name:  John
B. Fisher
Title:
President and
CEO









		US_ACTIVE-118550334.1-SLMCCALL 01/27/2017 1:15 PM